Exhibit 99

FOR IMMEDIATE RELEASE

Media: Jon Harris, +1.630.598.8661

Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS STRONG FISCAL 2010 RESULTS; INVESTING FOR GROWTH

•	Fiscal 2010 adjusted EPS¹ of $1.08, compared to $0.82 in prior year driven by improved operating performance across the company; reported diluted EPS of $0.73 in fiscal 2010 versus $0.52 in prior year

•	Fourth quarter adjusted EPS of $0.19, versus $0.26 in year-ago period; reported diluted EPS of $0.28 compared to a loss of $(0.02) per share in prior year’s fourth quarter

•	Marketing investment up 20% in fiscal 2010 and 75% in the fourth quarter behind brands and innovation

•	Improved cash flow from operations: $952 million in fiscal 2010 compared to $900 million last year

DOWNERS GROVE, Ill. (Aug. 12, 2010) – Sara Lee Corp. (NYSE: SLE) today reported strong results for fiscal 2010. Operating income was up significantly for the year, driven by improved operating segment income across all five continuing business segments. In particular, the North American Retail and International Beverage segments showed impressive results, while the North American Foodservice segment increased operating segment income in a challenging environment. The discontinued International Household and Body Care businesses also reported strong fiscal 2010 results. Diluted earnings per share increased significantly in fiscal 2010, both on a reported and an adjusted basis. Net sales and unit volumes decreased in fiscal 2010, due to price competition and heavy promotional activity in various categories, as well as the impact of planned exits from low margin business. Cash from operations increased in fiscal 2010 driven by strong operating results and disciplined working capital management.

Fiscal 2010 was a 53-week year, with the 53rd week falling in the fourth quarter. To facilitate meaningful year-over-year comparisons, the “adjusted” results presented in this release exclude the impact of the 53rd week.

“Sara Lee concluded a very strong year, highlighted by robust earnings per share growth, an increase in cash flow and higher adjusted operating segment income in most of our ongoing business segments,” said Sara Lee Corp. interim chief executive officer Marcel H. M. Smits.

“In fact, fiscal 2010 results compare favorably to the guidance we provided on May 6, 2010. Cash from operations came in at the top end of the guidance range, despite a $200 million voluntary cash contribution to the company’s pension plans in the fourth quarter, which was not included in the guidance. In addition, despite currency headwinds in the fourth quarter, adjusted EPS for fiscal 2010, which excludes $0.03 per share for the 53rd week, came in at $1.08 per share, compared to our guidance of $1.06 to $1.10 per share, which included the impact of the 53rd week,” Smits said.

“As intended, we made a significant investment behind marketing in the fourth quarter. During the year, we made meaningful progress in divesting our International Household and Body Care business, took receipt of a portion of the divestiture proceeds and executed a $500 million accelerated share repurchase program, while also committing to maintain and gradually increase our healthy dividend.”

“As we look forward to fiscal 2011, we are confident that we will show further base business improvement and we will appropriately deploy the remaining proceeds from the Household and Body Care divestiture,” Smits concluded.

¹	The term “adjusted EPS” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 2

Financial Review

Net Sales and Unit Volumes

Net sales for fiscal 2010 were $10.8 billion, down 0.8% versus fiscal 2009 as the positive impact of an additional 53rd week, favorable foreign currency exchange rates and positive sales mix, were more than offset by lower unit volumes, lower prices and the impact of divestitures. The company’s adjusted net sales decreased 2.8% for the year. Total Sara Lee unit volumes decreased 3.7% in fiscal 2010; however, excluding the impact of the 53rd week and planned exits from commodity and kosher meats in the North American Retail segment, total Sara Lee unit volumes were down 1.5% in fiscal 2010.

In the fourth quarter of fiscal 2010, net sales were $2.8 billion, up 4.2%, as the impact of the 53rd week and favorable sales mix more than offset lower unit volumes, lower prices and unfavorable foreign currency exchange rates. Adjusted net sales were down 2.8% in the fourth quarter.

Operating Income

Sara Lee reported operating income of $918 million in fiscal 2010, up 88.6% compared to $487 million in fiscal 2009. Adjusted operating income was $932 million for the year, up $157 million year-over-year, or 20.2%. The improvement in adjusted operating income included a $142 million increase in total adjusted operating segment income for the five continuing business segments, while general corporate expenses, excluding significant items, decreased by $14 million.

In the fourth quarter of fiscal 2010, operating income was $79 million, compared to a loss of $(12) million in the year-ago period. Adjusted operating income was $136 million, compared to $245 million in the fourth quarter of fiscal 2009, a decrease of $109 million, or 44.3%, primarily due to an approximately $50 million increase in media advertising and promotion (MAP) spending behind key brands and innovative new products in the quarter, $32 million of unfavorable mark-to-market variances on commodity derivatives, as well as lower unit volumes and lower prices, partially offset by an improved sales mix.

Operating income from discontinued operations was $251 million in fiscal 2010, up $10 million, or 3.4%, helped by a $33 million benefit due to the cessation of depreciation and amortization in compliance with accounting rules. Adjusted operating income from discontinued operations was $333 million in fiscal 2010, up $72 million, or 26.3%. At the net income level, discontinued operations reported a net loss of $(199) million in fiscal 2010, due to $453 million in income tax expense, of which $428 million was related to the deemed repatriation of overseas earnings, attributable to the existing overseas cash and book value of the International Household and Body Care businesses. In the fourth quarter of fiscal 2010, operating income from discontinued operations was $44 million, down $36 million, or 46.3%. Adjusted operating income in the fourth quarter was $94 million, up $13 million, or 12.7%.

Earnings Per Share

In fiscal 2010, reported diluted EPS were $0.73, compared to $0.52 for fiscal 2009. Reported diluted EPS for fiscal 2010 were impacted by a number of significant items, which reduced earnings by $392 million, or $0.57 per share. Included in these significant items was a charge of $549 million, or $0.80 per share, taken primarily in the third quarter for taxes on the deemed repatriation of overseas earnings, attributable to the existing overseas cash and book value of the International Household and Body Care businesses. Adjusted EPS were $1.08 in fiscal 2010, compared to $0.82 in fiscal 2009, demonstrating the strong underlying business performance for continuing and discontinued operations in fiscal 2010.

Diluted EPS as reported were $0.28 in the fourth quarter of fiscal 2010, compared to a loss per diluted share of $(0.02) in the year-ago period. Adjusted EPS were $0.19 in the fourth quarter, compared to $0.26 per share in the year-ago period, as the company invested heavily in its brands and behind new product launches to set up a strong fiscal 2011 and results were impacted by unfavorable mark-to-market variances on commodity derivatives.

Reported and adjusted EPS for the fourth quarter and fiscal year are summarized on the next page.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 3

	Fourth Quarter		Fiscal Year
	2010	2009	2010	2009
Diluted EPS as reported	$0.28	$(0.02)	$0.73	$0.52
Less:
Total significant items	0.05	(0.30)	(0.57)	(0.51)
Contingent sale proceeds	0.01	0.02	0.19	0.21
Impact of 53rd week	0.03	—	0.03	—

Adjusted EPS*	$0.19	$0.26	$1.08	$0.82
Of which:
Adjusted EPS from continuing operations	0.09	0.19	0.76	0.61
Adjusted EPS from discontinued operations	0.10	0.07	0.32	0.22

*	Amounts are rounded and may not add to the total.

For more detail on the impact of significant items and contingent sale proceeds on diluted EPS, see page 19.

Cash from Operations

Net cash from operating activities was $952 million in fiscal 2010, compared to $900 million in the prior year. The increase was primarily driven by higher operating income and better working capital management, which was partially offset by higher year-over-year cash restructuring payments, cash taxes and cash contributions to the pension plans. Cash contributions to the pension plans were $332 million in fiscal 2010, compared to $306 million in fiscal 2009. Included in the amount for fiscal 2010 was a $200 million voluntary cash contribution to the pension plans in the fourth quarter, which was previously planned for fiscal 2011.

Financial and Business Highlights

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MAP spending increased 20% in fiscal 2010, driven by an increase in spending across all continuing business segments. The company invested significantly behind its brands and new products in the fourth quarter as MAP spending was up $54 million or 75%. The North American Retail segment invested behind its core retail brands Jimmy Dean, Hillshire Farm and Ball Park and the North American Fresh Bakery segment ran a national promotion for the Sara Lee brand built around the popular Disney Toy Story 3 movie. The International Beverage segment supported important new product launches such as L’OR Espresso in France, as well as campaigns for the Senseo brand in key European markets and for the Pickwick brand in the Netherlands.

•

Net interest expense was $123 million in fiscal 2010, compared to $129 million in fiscal 2009, a decrease due to lower interest rates and less average debt outstanding. Fourth quarter net interest expense was $32 million in fiscal 2010 and $33 million in fiscal 2009.

•

General corporate expenses rose $31 million in fiscal 2010, from $235 million to $266 million, primarily as a result of higher restructuring/Project Accelerate charges and a number of other significant items, including a Mexican tax indemnification charge in the current year related to a previously divested business and non-recurring benefits recognized in the prior year. General corporate expenses increased $52 million in the fourth quarter, from $31 million to $83 million. The increase was primarily driven by a $32 million unfavorable mark-to-market impact from commodity derivatives and several significant items, such as the tax indemnification charge noted above. Excluding significant items and the impact of the 53rd week, general corporate expenses decreased $14 million in fiscal 2010, from $218 million to $204 million.

•

In fiscal 2010, commodity costs, excluding commodity mark-to-market, decreased by about $300 million, which was partially offset by approximately $140 million in lower prices, resulting in a net benefit of about $160 million.

•

The effective tax rate for continuing operations in fiscal 2010 was 19.3%, compared to 37.3% in fiscal 2009, a decrease primarily driven by the impact of significant items during the year. Excluding significant items, the effective tax rate for continuing operations would have been 29.7% in fiscal 2010. In the first quarter of fiscal 2010, the company received the final tax-free installment of contingent sale proceeds related to the disposition of its European tobacco business in 1999. Excluding these contingent sale proceeds and significant items, the tax rate for continuing operations was 34.5% in fiscal 2010. For further detail on the tax rate, see page 19 of this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 4

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Project Accelerate is a company-wide cost savings and productivity initiative focused on outsourcing actions, supply chain efficiencies and organizational simplification. The company expects annualized project benefits in continuing operations of $350 - $400 million by the end of fiscal 2012, and cumulative costs of $300+ million in the fiscal 2009 – 2012 timeframe. In fiscal 2010, the project generated $180 million of benefits in continuing operations, adding $131 million of incremental benefits to the $49 million of savings achieved in fiscal 2009. The company expects cumulative project benefits of $270 to $290 million in fiscal 2011. Project Accelerate costs in continuing operations were $102 million in fiscal 2010, compared to $123 million in fiscal 2009. The company expects Project Accelerate costs in fiscal 2011 to be approximately $30 to $50 million.

•

Sara Lee made substantial progress toward divesting its International Household and Body Care businesses in fiscal 2010. The company announced and closed transactions for the divestiture of the air care business to Procter & Gamble for €320 million (closed in early fiscal 2011) and the Indian insecticides business to Godrej for €185 million. The company is working on the announced divestiture of the global body care business to Unilever for €1.275 billion and on the announced divestiture of the non-Indian insecticides business to SC Johnson for €153.5 million. Both proposed transactions are expected to close in calendar year 2010, and are subject to customary closing conditions and regulatory clearances. Sara Lee is confident it will be able to successfully divest the remaining household businesses, primarily its global shoe care and Asian cleaning businesses, based on interest from various parties. In February 2010, the company hedged €1.6 billion at a euro-dollar rate of $1.35 per euro in anticipation of proceeds to be generated by the divestiture of its International Household and Body Care businesses.

Update on Capital Plan Initiatives

In February 2010, Sara Lee announced a revised capital plan that focuses on share repurchase, dividend pay-out and the funded status of the company’s pension plans, while maintaining a solid investment grade credit profile.

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The company plans to buy back $2.5 to $3 billion of shares over a three-year period. Through a $500 million accelerated share repurchase (ASR) program that was announced in March 2010, Sara Lee bought back approximately 36 million shares of common stock. The ASR has been completed and the company has plans in place to start buying back shares in the open market immediately. Sara Lee plans to repurchase $1.0 to $1.5 billion of shares in fiscal 2011, of which $500 to $800 million are expected to be repurchased in the remainder of calendar year 2010. Approximately $2.5 billion remains authorized for share repurchase by the board of directors, in addition to the 13.5 million share authorization remaining under the prior program.

•	Sara Lee’s board of directors intends to maintain and gradually increase the corporation’s current $0.44 per share annualized dividend.

•	The previously announced $200 million voluntary cash contribution to the company’s pension plans was made in the fourth quarter of fiscal 2010.

•	The company continues to evaluate the best opportunities for value creation and investment of cash, including potential acquisitions or other investments in the company’s growth.

Status of Chairman and CEO Positions

On Aug. 9, 2010, Brenda C. Barnes stepped down permanently from the positions of chairman and chief executive officer so she can continue to focus on improving her health. In addition, the company announced that Barnes has resigned from Sara Lee’s board of directors and will not stand for re-election at the company’s 2010 annual stockholders meeting in October. Barnes had been on medical leave since May 14, 2010 after suffering a stroke.

Sara Lee’s board has initiated a process to select a new chief executive officer, looking at both internal and external candidates. During the process, Marcel Smits will continue as interim chief executive officer and Mark Garvey will continue as interim chief financial officer. James S. Crown, an independent director, will remain chairman of the board, a role he assumed when Barnes’ leave of absence began, and he will continue to lead the Office of the Chairman, comprised of Crown, Smits and CJ Fraleigh, chief executive officer of North American Retail and Foodservice.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 5

Business Performance Review

North American Retail

The North American Retail segment had a great fiscal 2010, building on the past two years of strong business improvements. Operating segment income was up significantly and operating margin rose from 9.2% to 12.3% in fiscal 2010. The segment also increased its share position in ten of its twelve core categories during the year. The retail business is also well on its way with the planned exit from the commodity meats business. In the fourth quarter of fiscal 2010, the North American Retail segment invested heavily behind its core retail brands, Hillshire Farm, Jimmy Dean and Ball Park, the launch of new products and other consumer-centric marketing programs to help set the stage for another year of growth in fiscal 2011. MAP spending increased $21 million or 67% in the fourth quarter, while the segment also increased other consumer spending in the period. Meaningful growth investments were made in the new Kansas City sliced meat plant that will become operational in calendar year 2011 and in the implementation of IT tools from SAP and Oracle that will deliver future benefits in cost efficiency, promotion effectiveness, logistics, planning and manufacturing costs.

Primarily as a result of higher MAP spending, operating segment income decreased $18 million, or 30.1% in the fourth quarter to $43 million. Adjusted operating segment income decreased $23 million, or 37.6%. The impact of the higher marketing investments, as well as higher commodity costs, were partially offset by favorable sales mix, the strong performance of the segment’s core retail business and continuous improvement and Project Accelerate savings.

Unit volumes declined 7.9% in the fourth quarter, excluding the impact of the 53rd week, due to significantly lower volumes for commodity meats which the company is exiting. Excluding the planned commodity meats exits and the 53rd week, unit volumes for the retail business were up 1.8% in the quarter, driven by strong volume growth for Jimmy Dean breakfast sandwiches and sausages and Hillshire Farm lunchmeats and smoked sausage. Net sales of $742 million were up 6.7% in the fourth quarter, driven by the impact of the 53rd week, unit volume increases in the core retail business and favorable sales mix into higher-margin products, which were partially offset by the impact of trade spending and commodity meats exits. Adjusted net sales decreased $5 million, or 0.8%.

In the first half of fiscal 2010, the segment benefited from lower input costs, including declining commodity prices. As a result, margins in the first half of fiscal 2010 were meaningfully above the trend line of steady margin improvement the company anticipates for this segment. In the second half of fiscal 2010 commodity prices started to increase and the segment is currently transitioning to a position where it expects to price through the majority of the higher input costs in fiscal 2011. The segment is expected to show improved bottom-line results for fiscal 2011, but the first quarter will be below the year-ago period, reflecting a period during which commodity price increases will not be fully offset with pricing action.

North American Fresh Bakery

The North American Fresh Bakery segment had a challenging fiscal 2010 as price competition in the category intensified. In response to the competitive environment, the segment adjusted its pricing during the course of the year and saw its branded unit volumes starting to recover in the second half of fiscal 2010. Overall profitability of the segment, however, was flat in fiscal 2010.

In the fourth quarter of fiscal 2010, operating segment income was $8 million, compared to $23 million in the year-ago quarter, a decrease primarily due to a $16 million charge for a partial withdrawal liability relating to a multi-employer pension plan, higher MAP spending behind the Sara Lee brand, lower prices and lower unit volumes. These factors were partially offset by lower commodity costs, the additional 53rd week and a decrease in operating costs driven by Project Accelerate initiatives and other continuous improvement savings.

Adjusted operating segment income decreased by $12 million, or 39.4%, to $17 million in the fourth quarter, partially driven by accounting adjustments related to employee benefits and third party bread distributors.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 6

Net sales increased 4.8% to $587 million in the fourth quarter of fiscal 2010, primarily due to the impact of the 53rd week and favorable sales mix into branded business, which were partially offset by lower unit volumes and lower prices. Adjusted net sales decreased 4.5% to $535 million in the fourth quarter. Unit volumes, excluding the 53rd week, decreased 3.1%, as slightly higher unit volumes for branded breads were more than offset by volume weakness in private label bakery products as a result of intense price competition in the category. Branded volumes rose following price recalibration earlier in the year, and were helped by new products such as Sara Lee Soft & Smooth Plus breads.

Although input costs, most notably wheat, are rapidly increasing, the segment is confident that it can successfully manage through this in fiscal 2011, through a combination of commodity hedging and strategic pricing. Assuming a moderately improving competitive environment, the North American Fresh Bakery segment is expected to return to its trajectory of gradually increasing profitability in fiscal 2011. However, the segment anticipates operating income to be down in the first quarter, as price levels are meaningfully lower than in the early part of fiscal 2010 and the segment is investing in both its branded and private label business to strengthen its market position. To offset these factors, cost reduction efforts have been intensified to adjust the business to the new price levels.

North American Foodservice

The North American Foodservice segment produced a second consecutive year of increased adjusted operating segment income. Favorable commodity costs, Project Accelerate and continuous improvement savings and sales mix improvements led to this achievement in a very challenging foodservice environment.

The foodservice segment reported operating segment income of $16 million in the fourth quarter compared to $34 million in the year-ago period, a decrease primarily due to lower unit volumes, rising commodity costs, increased MAP spending and significant items related to business exits. These impacts were partially offset by improved sales mix, higher prices, the 53 rd week and savings from Project Accelerate and continuous improvement initiatives. Adjusted operating segment income decreased by $12 million, or 33.5%, to $23 million in the fourth quarter.

Net sales increased 1.4% to $460 million in the fourth quarter, primarily driven by the impact of the 53rd week, favorable sales mix and higher prices, which were partially offset by significantly lower unit volumes, while adjusted net sales decreased 5.9%. The loss of two contracts earlier in the fiscal year, as well as the planned exit of low-margin meats business and demand weakness in the foodservice market, resulted in 19.6% lower unit volumes in the quarter.

While foodservice industry trends are expected to remain challenging for the foreseeable future, the business segment expects to have another year of bottom-line improvement in fiscal 2011 behind new business with key customers and further improvements in its cost structure. As communicated in the third quarter earnings release, the segment lost two accounts in fiscal 2010. The first was a high volume, but low sales and low margin bakery contract, which will impact unit volumes in the first half of fiscal 2011. The second was a low volume, but high margin liquid coffee concentrate contract, which will impact the segment’s year-over-year comparisons for most of fiscal 2011.

International Beverage

The International Beverage segment reported strong bottom-line results for fiscal 2010, primarily driven by Project Accelerate savings, lower commodity costs, higher unit volumes and the 53rd week. The segment also benefited from a $30 million favorable foreign exchange variance in fiscal 2010, largely from mark-to-market currency impacts related to the purchase of raw materials. In the fourth quarter, however, adjusted operating segment income decreased due to significantly higher MAP spending. The marketing investment supported several new coffee innovations, most notably the successful launch of L’OR Espresso capsules in France in the fourth quarter. Incremental MAP spending was also put behind the Senseo and Douwe Egberts brands in key European markets and behind the Pickwick tea brand in the Netherlands.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 7

Reported operating segment income was $124 million, up 10.5% from $112 million in the fourth quarter of fiscal 2009, driven by the 53rd week and lower year-over-year charges for Project Accelerate. Adjusted operating segment income decreased by $23 million, or 17.1%, to $115 million in the quarter, due to significantly higher MAP spending (up $27 million or 81%), higher SG&A expense and lower prices, partially offset by higher unit volumes, lower commodity costs and continuous improvement and Project Accelerate savings.

Net sales increased 4.8% to $804 million in the fourth quarter, driven by the 53rd week and higher unit volumes, partially offset by lower prices and unfavorable foreign currency exchange rates. Adjusted net sales were down 0.8%. Unit volumes, excluding the 53rd week, increased 2.3% in the fourth quarter, driven by strong unit volumes for Senseo single-serve coffee pods and L’OR Espresso capsules, as well as higher volumes for multi-serve coffee in Brazil, instant coffee and foodservice coffee concentrates.

The International Beverage segment will continue to invest high levels of MAP spending behind its brands and new products in fiscal 2011. The increased marketing support, combined with unfavorable foreign currency exchange rates and the impact of stranded overhead costs that were previously shared with discontinued operations, will mute operating segment income growth in fiscal 2011. As a result, the segment’s bottom-line is expected to be flat to slightly down in fiscal 2011, while the top-line is expected to grow.

International Bakery

The International Bakery segment continued to face macro-economic and competitive headwinds in its core Spanish market in fiscal 2010, but the French refrigerated dough business and the Australian frozen bakery business did well during the year. In Spain, while unit volumes were still under pressure from private label competition, the business worked diligently on improving its business model through cost reductions, restructurings and right-sizing of the manufacturing footprint. During fiscal 2010, Sara Lee sold several bakeries to a third-party manufacturer, which helped improve the segment’s plant utilization rates and reduce its cost per unit. All these actions have helped mitigate the impact of lower unit volumes on the segment’s profitability.

The segment reported an operating segment loss of $18 million in the fourth quarter, primarily due to $21 million in Project Accelerate charges. This compares to a loss of $201 million in the year-ago period, due to a $207 million impairment charge. Adjusted operating segment income was $11 million, compared to $14 million in the prior-year quarter, or down 23.5%, largely due to reduced prices and lower unit volumes, partially offset by lower commodity costs and Project Accelerate and continuous improvement savings.

Net sales decreased 2.4% to $184 million in the fourth quarter, due to lower prices, unfavorable foreign currency exchange rates, lower unit volumes and unfavorable sales mix, which were partially offset by the 53rd week. Adjusted net sales decreased 5.2%. Unit volumes, excluding the 53rd week, declined 2.0% as successful new product launches, such as new Sara Lee pies and cakes in Australia, various new refrigerated dough products across Europe and the continued success of Bimbo Tender Crust bread in Spain, could not fully offset volume weakness in cakes and toasted breads in Spain.

At the start of fiscal 2011, as a result of the improved business model in its Spanish bakery business, the segment has a much better foundation to grow upon. The segment also expects to benefit from the continued strong performance of its European refrigerated dough and Australian frozen bakery businesses and anticipates to deliver bottom-line improvement in fiscal 2011.

Discontinued Operations

In spite of difficult market conditions in Europe, particularly in Spain, Italy and Greece, and an ongoing process to divest the business, the discontinued International Household and Body Care operations delivered a solid fourth quarter that caps an outstanding fiscal 2010 with strong top- and bottom-line performance. Overall, the strong fiscal 2010 results can be attributed to increased sales of higher margin products supported by additional marketing investment and an improved cost structure. The segment also benefited from a dramatic reduction in SKUs, helping to simplify the business model. Sara Lee continues to work toward the divestiture of the entire business segment, and will continue to focus on delivering strong results and investing in the business appropriately.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 8

Net sales for the discontinued International Household and Body Care businesses were $2.1 billion in fiscal 2010, compared to $2.0 billion in the prior year, a 6.3% increase. The sales growth was primarily driven by strength in the insecticides, shoe care and body care core categories, as well as the additional 53rd week and favorable foreign currency exchange rates. Adjusted net sales rose $48 million, or 2.4%. In the fourth quarter, net sales for discontinued operations were $515 million, up $8 million, or 1.7%, driven by the 53rd week and strong performance in insecticides, while adjusted net sales were down $13 million, or 2.5%, to $478 million in the quarter.

Operating segment income for discontinued operations was $254 million in fiscal 2010, an increase of $8 million, or 3.5%, compared to fiscal 2009. The increase was driven by higher net sales, positive manufacturing results and favorable foreign currency exchange rates, which were partially offset by the impact of significant items and higher MAP spending and other selling, general and administrative (SG&A) costs. Adjusted operating segment income was up $70 million, or 26.2%, to $336 million in fiscal 2010. In the fourth quarter, operating segment income was $43 million, down $39 million, or 47.1%, versus the year-ago period, primarily due to the impact of significant items, such as charges for exit activities, asset and business dispositions, professional fees related to business transactions and litigation accruals, which were partially offset by the benefit of cessation of depreciation expense for this segment. Adjusted operating segment income was up $10 million, or 11.1%, to $93 million in the quarter, primarily due to continuous improvement savings, lower commodity costs and timing of MAP expense, which were partially offset by higher SG&A expenses.

Guidance

	Fiscal 2011 Guidance	Fiscal 2010 Preliminary (1)
Total diluted EPS	$0.93 – 1.02/per share	$0.73/per share
Diluted EPS from continuing operations	$0.88 – 0.95/per share	$0.92/per share
Diluted EPS from discontinued operations	$0.05 – 0.07/per share	$(0.19)/per share

Contingent sale proceeds	–	$0.19/per share

Total significant items, net (2)	–	$(0.57)/per share
Significant items related to continuing operations	–	$(0.05)/per share
Significant items related to discontinued operations	–	$(0.52)/per share

Impact of 53rd week	–	$0.03/per share
Impact of 53rd week in continuing operations	–	$0.02/per share
Impact of 53rd week in discontinued operations	–	$0.01/per share

Adjusted EPS (2)(3)	$0.93 – 1.02/per share	$1.08/per share
Adjusted EPS from continuing operations	$0.88 – 0.95/per share	$0.76/per share
Adjusted EPS from discontinued operations	$0.05 – 0.07/per share	$0.32/per share

Net sales	$11.2 – $11.5 billion	$12.9 billion
Net sales from continuing operations	$10.7 – $10.9 billion	$10.8 billion
Net sales from discontinued operations	$0.5 – $0.6 billion	$2.1 billion

Total operating income	$1,000 – $1,085 million	$1,169 million
Operating income from continuing operations	$955 – $1,020 million	$918 million
Operating income from discontinued operations	$45 – $65 million	$251 million

Cash flow from operations (incl. discontinued ops.)	$600 – $700 million	$952 million

Capital expenditures	$400 – $450 million	$385 million

Interest expense, net	$115 million	$123 million

Dollar/euro exchange rate	$1.30	$1.39

(1)	Fiscal 2010 had 53 weeks. Fiscal 2010 results are preliminary pending the company’s filing of its Form 10-K.
(2)	Amounts are rounded and may not add to the total.
(3)	“Adjusted EPS” and other “adjusted” financial measures are explained at the end of this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 9

Sara Lee currently expects full-year fiscal 2011 total diluted EPS to be in the range of $0.93 to $1.02 per share, compared to $0.73 per share in fiscal 2010. This guidance does not include any significant items that may occur during the year. Adjusted EPS from continuing operations for fiscal 2011 is expected to be $0.88 to $0.95 per share, compared to $0.76 per share in fiscal 2010. This increase is primarily driven by $90 to $110 million in additional Project Accelerate benefits, $1.0 to $1.5 billion of share repurchase and $65 million in lower pension expense (of which $20 million is part of Project Accelerate), partially offset by unfavorable currency translation. Adjusted EPS from continuing operations for fiscal 2011 currently is the same as diluted EPS from continuing operations, since significant items for future quarters are not forecasted.

Cash from operations is expected to decline from $952 million in fiscal 2010 to $600 to $700 million in fiscal 2011. The decline is primarily a result of lower income from discontinued operations, higher cash restructuring payments to eliminate stranded overhead, higher cash taxes related to gains from various Household and Body Care transactions and an increase in working capital due to business growth in fiscal 2011. Positively, pension cash contributions will be lower in fiscal 2011 as a result of voluntarily contributing $200 million in fiscal 2010.

Sara Lee currently expects four of its five continuing business segments to show an increase in adjusted operating segment income in fiscal 2011. International Beverage is expected to be flat to slightly down as a result of higher marketing investment, macro-economic headwinds in key markets and stranded overhead related to the discontinued International Household and Body Care businesses.

In fiscal 2012, the company expects a $0.15 to $0.20 per share benefit to EPS as a result of a reduction in amortization, the elimination of stranded overhead related to the International Household and Body Care businesses and a lower average number of shares outstanding.

Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known. Also the timing of the close of various International Household and Body Care transactions can have an impact on guidance.

Form 10-K and Webcast

The company expects to file its Form 10-K for fiscal 2010 with the Securities and Exchange Commission in the next few weeks. Please note that the financial information in this release is preliminary and subject to change pending the company’s filing of its Form 10-K. Sara Lee Corporation’s review of its results for fiscal 2010 and the fourth quarter will be broadcast live via the Internet today at 9:00 a.m. CDT. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10:00 a.m. CDT. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Friday, Feb. 11, 2011.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects and future financial results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Sara Lee’s most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

•

Sara Lee’s share repurchase and other capital plans, such as (i) future opportunities that the Board may determine present greater potential value to shareholders than the current capital plans and targets, including without limitation potential acquisitions, joint ventures or other corporate transactions, and investments in Sara Lee’s business; (ii) future operating or capital needs that require a more significant outlay of cash than currently anticipated; or (iii) future changes in facts or circumstances that may impact the anticipated accounting treatment of such activities;

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 10

•

Sara Lee’s relationship with its customers, such as (iv) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer, including changes in how such customers manage their suppliers and the level of inventory these customers maintain; and (v) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (vi) significant competition, including advertising, promotional and price competition; (vii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (viii) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (ix) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (x) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•

Sara Lee’s international operations, such as (xi) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro; (xii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations, share repurchase plans, dividends, debt service and corporate costs; (xiii) the impact on Sara Lee’s business of its receipt of binding offers to purchase a large portion of its H&BC business, its intent to divest the remainder of that business and any inability to complete these transactions or to divest the remaining H&BC businesses on favorable terms; and (xiv) difficulties and costs associated with complying with U.S. laws and regulations, such as Foreign Corrupt Practices Act, applicable to entities with overseas operations, and different regulatory structures and unexpected changes in regulatory environments overseas, including without limitation potentially negative consequences from changes in anti-competition and tax laws; and (xv) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (xvi) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT, and global indirect procurement activities; (xvii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xviii) credit ratings issued by the three major credit rating agencies, the impact of Sara Lee’s capital plans and targets on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds, access to capital/debt markets, and ability to complete the planned share repurchase; (xix) Sara Lee’s plan to refinance significant outstanding indebtedness in the next two years and the impact of potential changes in the credit environment; (xx) Sara Lee’s plan to repurchase a significant amount of its common stock and the impact of such repurchases on its earnings, cash flow and credit ratings; (xxi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xxii) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates; and

•	Uncertainty relating to the chief executive officer position and the fact that Sara Lee’s board has initiated a process to identify a permanent successor.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Sara Lee and Senseo. Collectively, our brands generate almost $11 billion in annual net sales. Sara Lee has around 33,000 employees in its continuing operations worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

#        #        #

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 11

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarters and Years Ended July 3, 2010 and June 27, 2009

(In millions, except per share data)

Unaudited

	Quarter ended		Fiscal Year ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Continuing operations
Net sales	$2,769	$2,657	$10,793	$10,882

Cost of sales	1,757	1,691	6,692	7,038
Selling, general and administrative expenses	891	709	3,204	3,090
Net charges for exit activities, asset and business dispositions	31	62	84	103
Impairment charges	11	207	28	314
Contingent sale proceeds	—	—	(133)	(150)

Operating income (loss)	79	(12)	918	487
Interest expense	37	39	147	170
Interest income	(5)	(6)	(24)	(41)

Income (loss) from continuing operations before income taxes	47	(45)	795	358
Income tax (benefit) expense	(71)	17	153	133

Income (loss) from continuing operations	118	(62)	642	225

Discontinued operations:
Income (loss) from discontinued operations, net of tax expense of $49, $30, $453 and $90	(4)	51	(199)	155
Gain on sale of discontinued operations, net of tax expense of $72, $nil, $74 and $nil	78	—	84	—

Net income (loss)	192	(11)	527	380

Less: Income from noncontrolling interests, net of tax
Continuing operations	3	2	7	5
Discontinued operations	2	1	14	11

Net income (loss) attributable to Sara Lee	$187	$(14)	$506	$364

Amounts attributable to Sara Lee:
Net income (loss) from continuing operations	$115	$(64)	$635	$220
Net income (loss) from discontinued operations	72	50	(129)	144

Net income (loss) attributable to Sara Lee	$187	$(14)	$506	$364

Income (loss) from continuing operations per share of common stock
Basic	$0.17	$(0.09)	$0.92	$0.31

Diluted	$0.17	$(0.09)	$0.92	$0.31

Net income (loss) per share of common stock
Basic	$0.28	$(0.02)	$0.74	$0.52

Diluted	$0.28	$(0.02)	$0.73	$0.52

Average shares outstanding
Basic	664	697	688	701

Diluted	668	697	691	703

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 12

Sara Lee Corporation

Operating Results by Business Segment*

Unaudited (in millions)	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2010	2009			2010	2009
North American Retail

Net sales	$742	$695	$47	6.7%	$2,818	$2,767	$51	1.8%

Increase/(decrease) in net sales from:

Impact of 53rd week	52	—	52		52	—	52

Adjusted net sales*	$690	$695	$(5)	(0.8)%	$2,766	$2,767	$(1)	0.0%

Operating segment income	$43	$61	$(18)	(30.1)%	$346	$253	$93	36.9%

Operating margin %	5.8%	8.9%		(3.1)%	12.3%	9.2%		3.1%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(1)	$(1)	$—		$(4)	$—	$(4)
Pension curtailment gain	—	—	—		7	—	7
Impact of 53rd week	5	—	5		5	—	5

Adjusted operating segment income*	$39	$62	$(23)	(37.6)%	$338	$253	$85	33.7%

Adjusted operating margin %*	5.6%	8.9%		(3.3)%	12.2%	9.1%		3.1%

North American Fresh Bakery

Net sales	$587	$560	$27	4.8%	$2,128	$2,200	$(72)	(3.3)%

Increase/(decrease) in net sales from:

Impact of 53rd week	52	—	52		52	—	52

Adjusted net sales*	$535	$560	$(25)	(4.5)%	$2,076	$2,200	$(124)	(5.7)%

Operating segment income	$8	$23	$(15)	(64.9)%	$44	$26	$18	71.7%

Operating margin %	1.4%	4.1%		(2.7)%	2.1%	1.2%		0.9%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$1	$(5)	$6		$—	$(5)	$5
Transformation/Accelerate charges	—	(1)	1		—	(1)	1
Accelerated depreciation	—	—	—		(2)	—	(2)
Pension partial withdrawal liability charge	(16)	—	(16)		(23)	(31)	8
Pension curtailment gain	—	—	—		3	—	3
Impact of 53rd week	6	—	6		6	—	6

Adjusted operating segment income*	$17	$29	$(12)	(39.4)%	$60	$63	$(3)	(4.2)%

Adjusted operating margin %*	3.3%	5.1%		(1.8)%	2.9%	2.8%		0.1%

North American Foodservice

Net sales	$460	$454	$6	1.4%	$1,873	$2,092	$(219)	(10.5)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(3)	$3
Disposition	—	—	—		—	142	(142)
Impact of 53rd week	32	—	32		32	—	32

Adjusted net sales*	$428	$455	$(27)	(5.9)%	$1,841	$1,953	$(112)	(5.7)%

Operating segment income	$16	$34	$(18)	(54.2)%	$125	$36	$89	NM

Operating margin %	3.4%	7.4%		(4.0)%	6.6%	1.7%		4.9%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$(1)	$1		$(10)	$1	$(11)
Accelerated depreciation	(7)	—	(7)		(7)	—	(7)
Impairment charge	(2)	—	(2)		(15)	(107)	92
Pension curtailment gain	—	—	—		6	—	6
Disposition	—	—	—		—	11	(11)
Impact of 53rd week	2	—	2		2	—	2

Adjusted operating segment income*	$23	$35	$(12)	(33.5)%	$149	$131	$18	13.9%

Adjusted operating margin %*	5.4%	7.7%		(2.3)%	8.1%	6.7%		1.4%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 13

Sara Lee Corporation

Operating Results by Business Segment*

Unaudited (in millions)	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2010	2009			2010	2009
International Beverage

Net sales	$804	$767	$37	4.8%	$3,221	$3,062	$159	5.2%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$4	$(4)		$—	$(124)	$124
Acquisition/disposition	—	—	—		12	1	11
Impact of 53rd week	48	—	48		48	—	48

Adjusted net sales*	$756	$763	$(7)	(0.8)%	$3,161	$3,185	$(24)	(0.8)%

Operating segment income	$124	$112	$12	10.5%	$592	$493	$99	20.0%

Operating margin %	15.5%	14.7%		0.8%	18.4%	16.1%		2.3%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$5	$(5)		$—	$(17)	$17
Exit activities, asset and business dispositions	(8)	(44)	36		(12)	(50)	38
Transformation/Accelerate charges	—	(1)	1		—	(3)	3
Postretirement curtailment gain	—	—	—		—	12	(12)
Gain on property disposition	—	14	(14)		—	14	(14)
Acquisition/disposition	—	—	—		1	—	1
Impact of 53rd week	17	—	17		17	—	17

Adjusted operating segment income*	$115	$138	$(23)	(17.1)%	$586	$537	$49	8.8%

Adjusted operating margin %*	15.3%	18.2%		(2.9)%	18.5%	16.9%		1.6%

International Bakery

Net sales	$184	$188	$(4)	(2.4)%	$785	$795	$(10)	(1.3)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$7	$(7)		$—	$(25)	$25
Impact of 53rd week	13	—	13		13	—	13

Adjusted net sales*	$171	$181	$(10)	(5.2)%	$772	$820	$(48)	(5.8)%

Operating segment income (loss)	$(18)	$(201)	$183	91.1%	$(14)	$(194)	$180	92.9%

Operating margin %	(9.7)%	(106.5)%		96.8%	(1.8)%	(24.4)%		22.6%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$(1)	$1
Exit activities, asset and business dispositions	(20)	(8)	(12)		(46)	(37)	(9)
Transformation/Accelerate charges	(1)	—	(1)		(1)	(1)	—
Impairment charge	(9)	(207)	198		(13)	(207)	194
Impact of 53rd week	1	—	1		1	—	1

Adjusted operating segment income*	$11	$14	$(3)	(23.5)%	$45	$52	$(7)	(13.0)%

Adjusted operating margin %*	5.9%	7.4%		(1.5)%	5.8%	6.3%		(0.5)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin % are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 14

Sara Lee Corporation

Operating Results by Business Segment*

Unaudited (in millions)	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2010	2009			2010	2009

Total Sara Lee
Net sales - total operating segments	$2,777	$2,664	$113		$10,825	$10,916	$(91)
Less: intersegment sales	(8)	(7)	(1)		(32)	(34)	2

Net sales	$2,769	$2,657	$112	4.2%	$10,793	$10,882	$(89)	(0.8)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$10	$(10)		$—	$(152)	$152
Acquisitions/dispositions	—	—	—		12	143	(131)
Impact of 53rd week	197	—	197		197	—	197

Adjusted net sales*	$2,572	$2,647	$(75)	(2.8)%	$10,584	$10,891	$(307)	(2.8)%

Total operating segment income	$173	$29	$144	NM	$1,093	$614	$479	78.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$5	$(5)		$—	$(18)	$18
Exit activities, asset and business dispositions	(28)	(59)	31		(72)	(91)	19
Transformation/Accelerate charges	(1)	(2)	1		(1)	(5)	4
Accelerated depreciation	(7)	—	(7)		(9)	—	(9)
Pension partial withdrawal liability charge	(16)	—	(16)		(23)	(31)	8
Impairment charges	(11)	(207)	196		(28)	(314)	286
Pension/postretirement curtailment gain	—	—	—		16	12	4
Gain on property disposition	—	14	(14)		—	14	(14)
Acquisitions/dispositions	—	—	—		1	11	(10)
Impact of 53rd week	31	—	31		31	—	31

Total adjusted operating segment income*	$205	$278	$(73)	(26.3)%	$1,178	$1,036	$142	13.7%

Total operating segment income	$173	$29	$144		$1,093	$614	$479

Amortization of trademarks and other intangibles	(14)	(12)	(2)		(49)	(47)	(2)
General corporate expenses:
Other	(72)	(52)	(20)		(249)	(217)	(32)
Mark-to-market derivative gains (losses)	(11)	21	(32)		(17)	(18)	1
Adjustment for noncontrolling interest	3	2	1		7	5	2
Contingent sales proceeds	—	—	—		133	150	(17)

Operating income (loss)	$79	$(12)	$91	NM	$918	$487	$431	88.6%

Operating margin %	2.8%	(0.5)%		3.3%	8.5%	4.5%		4.0%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$—	$—		$133	$150	$(17)
Changes in foreign currency exchange rates	—	5	(5)		—	(17)	17
Exit activities, asset and business dispositions	(31)	(62)	31		(84)	(103)	19
Transformation/Accelerate charges	(2)	(10)	8		(23)	(21)	(2)
Accelerated depreciation	(11)	—	(11)		(13)	—	(13)
Pension partial withdrawal liability charge	(16)	—	(16)		(23)	(31)	8
Impairment charges	(11)	(207)	196		(28)	(314)	286
Pension/postretirement curtailment gain	—	—	—		24	12	12
Gain on property disposition	—	14	(14)		—	14	(14)
Mexican tax indemnification	(11)	—	(11)		(26)	—	(26)
Balance sheet corrections	—	3	(3)		—	11	(11)
Acquisitions/dispositions	—	—	—		1	11	(10)
Impact of 53rd week	25	—	25		25	—	25

Adjusted operating income*	$136	$245	$(109)	(44.3)%	$932	$775	$157	20.2%

Adjusted operating margin %*	5.3%	9.2%		(3.9)%	8.8%	7.1%		1.7%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 15

Sara Lee Corporation

Operating Results For Discontinued Operations*

Unaudited (in millions)	Fourth Quarter		Dollar Change	Percent Change	Fiscal Year		Dollar Change	Percent Change
	2010	2009			2010	2009
International Household and Body Care Businesses

Net sales	$515	$507	$8	1.7%	$2,126	$2,000	$126	6.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$3	$(3)		$—	$(54)	$54
Acquisition/disposition	—	13	(13)		—	13	(13)
Impact of 53rd week	37	—	37		37	—	37

Adjusted net sales*	$478	$491	$(13)	(2.5)%	$2,089	$2,041	$48	2.4%

Operating segment income	$43	$82	$(39)	(47.1)%	$254	$246	$8	3.5%

Operating margin %	8.4%	16.2%		(7.8)%	12.0%	12.3%		(0.3)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(10)	$10
Exit activities, asset and business dispositions	(17)	—	(17)		(17)	(11)	(6)
Transformation/Accelerate charges	—	—	—		—	(2)	2
Pension/postretirement curtailment gain (loss)	—	—	—		(10)	5	(15)
Professional fees/Other	(13)	(2)	(11)		(35)	(4)	(31)
Competition law charges	(28)	—	(28)		(28)	—	(28)
Acquisition/disposition	—	2	(2)		—	2	(2)
Impact of 53rd week	8	—	8		8	—	8

Adjusted operating segment income*	$93	$83	$10	11.1%	$336	$266	$70	26.2%

Adjusted operating margin %*	19.5%	17.1%		2.4%	16.1%	13.0%		3.1%

Operating segment income	$43	$82	$(39)	(47.1)%	$254	$246	$8	3.5%

Amortization expense	—	(5)	5		(4)	(18)	14
Foreign currency transaction gains/other	1	3	(2)		1	13	(12)

Operating income	44	80	(36)	(46.3)%	251	241	10	3.4%

Changes in foreign currency exchange rates	—	(1)	1		—	(10)	10
Exit activities, asset and business dispositions	(17)	—	(17)		(17)	(11)	(6)
Transformation/Accelerate charges	—	—	—		—	(2)	2
Pension/postretirement curtailment gain (loss)	—	—	—		(10)	5	(15)
Professional fees/Other	(13)	(2)	(11)		(35)	(4)	(31)
Competition law charges	(28)	—	(28)		(28)	—	(28)
Acquisition/disposition	—	2	(2)		—	2	(2)
Impact of 53rd week	8	—	8		8	—	8

Adjusted operating income	$94	$81	$13	12.7%	$333	$261	$72	26.3%

Operating income	$44	$80	$(36)		$251	$241	$10
Interest income, net	1	1	—		3	4	(1)

Income before income taxes	45	81	(36)		254	245	9
Income tax expense	49	30	19		453	90	363

Income (loss) from discontinued operations	$(4)	$51	$(55)	NM	$(199)	$155	$(354)	NM

Adjustment for noncontrolling interests	(2)	(1)	(1)		(14)	(11)	(3)

Income (loss) from discontinued operations attributable to Sara Lee	$(6)	$50	$(56)	NM	$(213)	$144	$(357)	NM

*	Adjusted net sales, adjusted operating segment income, adjusted operating income and adjusted operating margin % are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 16

Net Sales Bridge

For the Fourth Quarter and Year ended July 3, 2010

Unaudited

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

Fourth Quarter ended July 3, 2010

	Unit Volume (excl. 53rd week)	+	Price/ Mix/Other	=	Adjusted Net Sales* Change	+	Impact of 53rd Week	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(7.9)%		7.1%		(0.8)%		7.5%		—		—		6.7%
Retail	1.8%		(1.2)%		0.6%		7.6%		—		—		8.2%
Commodity meats	(56.1)%		26.3%		(29.8)%		5.9%		—		—		(23.9)%

North American Fresh Bakery	(3.1)%		(1.4)%		(4.5)%		9.3%		—		—		4.8%

North American Foodservice	(19.6)%		13.7%		(5.9)%		7.0%		—		0.3%		1.4%

International Beverage	2.3%		(3.1)%		(0.8)%		6.3%		—		(0.7)%		4.8%

International Bakery	(2.0)%		(3.2)%		(5.2)%		6.9%		—		(4.1)%		(2.4)%

Total Continuing Business	(5.6)%		2.8%		(2.8)%		7.4%		—		(0.4)%		4.2%

Year ended July 3, 2010
	Unit Volume (excl. 53rd week)	+	Price/ Mix/Other	=	Adjusted Net Sales* Change	+	Impact of 53rd Week	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail	(5.5)%		5.5%		—		1.8%		—		—		1.8%
Retail	1.7%		(0.1)%		1.6%		1.9%		—		—		3.5%
Commodity meats	(39.9)%		7.2%		(32.7)%		1.4%		—		—		(31.3)%

North American Fresh Bakery	(3.1)%		(2.6)%		(5.7)%		2.4%		—		—		(3.3)%

North American Foodservice	(10.0)%		4.3%		(5.7)%		1.6%		(6.6)%		0.2%		(10.5)%

International Beverage	1.4%		(2.2)%		(0.8)%		1.6%		0.4%		4.0%		5.2%

International Bakery	(2.3)%		(3.5)%		(5.8)%		1.5%		—		3.0%		(1.3)%

Total Continuing Business	(3.7)%		0.9%		(2.8)%		1.8%		(1.2)%		1.4%		(0.8)%

*

Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates, acquisitions/dispositions and the impact of the 53rd week. See pages 20 and 21 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 17

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

Unaudited

	Quarter Ended July 3, 2010				Quarter Ended June 27, 2009
(In millions except per share data)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)

Significant items affecting comparability of income from continuing operations and net income:
(Charges for) income from exit activities	$(31)	$9	$(22)	$(0.03)	$(59)	$17	$(42)	$(0.06)
(Charges for) income from business disposition activities	—	—	—	—	(3)	(1)	(4)	(0.00)

Subtotal	(31)	9	(22)	(0.03)	(62)	16	(46)	(0.06)

(Charges to) income in cost of sales:
Accelerated depreciation	(7)	3	(4)	(0.01)	—	—	—	—

(Charges to) income in SG&A expenses:
Transformation/Accelerate charges	(2)	—	(2)	(0.00)	(10)	4	(6)	(0.01)
Accelerated depreciation	(4)	2	(2)	(0.00)
Curtailment gain	—	—	—	—	—	—	—	—
Mexican tax indemnification charge	(11)	(5)	(16)	(0.02)	—	—	—	—
Pension partial withdrawal liability charge	(16)	6	(10)	(0.02)	—	—	—	—
Gain on property disposition	—	—	—	—	14	(4)	10	0.02
Balance sheet corrections	—	—	—	—	3	(1)	2	0.00

Impairment charges	(11)	3	(8)	(0.01)	(207)	25	(182)	(0.26)

Impact of significant items on income from continuing operations before income taxes	(82)	18	(64)	(0.10)	(262)	40	(222)	(0.32)

Significant tax matters affecting comparability:
UK net operating loss utilization	—	(5)	(5)	(0.01)	—	—	—	—
Tax audit settlement/reserve adjustments	—	95	95	0.15	—	9	9	0.01
Tax on unremitted earnings	—	(19)	(19)	(0.03)	—	—	—	—
Belgian tax proceeding	—	(1)	(1)	—	—	—	—	—
Tax credit adjustment	—	7	7	0.01	—	—	—	—
Deferred tax adjustment on repatriation	—	11	11	0.02	—	—	—	—
Provision expense corrections	—	—	—	—	—	(6)	(6)	(0.01)

Tax benefit on non-recurring foreign exchange gains	—	—	—	—	—	9	9	0.01
Other tax adjustments	—	12	12	0.02	—	—	—	—

Impact of significant items on income from continuing operations	(82)	118	36	0.05	(262)	52	(210)	(0.30)

Significant items impacting discontinued operations:
Professional fees/other	(13)	2	(11)	(0.02)	(2)	1	(1)	(0.00)
Curtailment gain/(loss)	—	—	—	—	—	—	—	—
Competition law charges	(28)	—	(28)	(0.04)	—	—	—	—
Transformation/Accelerate charges	(17)	3	(14)	(0.02)	—	—	—	—
Gain on the sale of discontinued operations	150	(72)	78	0.12	—	—	—	—
UK valuation allowance release on NOLs	—	(13)	(13)	(0.02)	—	—	—	—
Capital loss carryforward benefit	—	(5)	(5)	(0.01)	—	—	—	—
Tax on unremitted earnings	—	(12)	(12)	(0.02)	—	—	—	—
Deferred tax adjustment on repatriation	—	9	9	0.01	—	—	—	—
Other tax adjustments	—	(3)	(3)	0.00	—	1	1	—

Impact of significant items on net income	$10	$27	$37	$0.05	$(264)	$54	$(210)	$(0.30)

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Reports Strong Fiscal 2010 Results; Investing for Growth — Page 18

Sara Lee Corporation

Impact of Significant Items on Income from Continuing Operations and Net Income

Unaudited

	Twelve Months Ended July 3, 2010				Twelve Months Ended June 27, 2009
(In millions except per share data)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)	Pretax Impact	Tax	Net Income	Diluted EPS Impact (1)

Significant items affecting comparability of income from continuing operations and net income:
(Charges for) income from exit activities	$(64)	$21	$(43)	$(0.06)	$(103)	$30	$(73)	$(0.10)
(Charges for) income from business disposition activities	(20)	6	(14)	(0.02)	—	(4)	(4)	(0.01)

Subtotal	(84)	27	(57)	(0.08)	(103)	26	(77)	(0.11)

(Charges to) income in cost of sales:
Accelerated depreciation	(8)	3	(5)	(0.01)	—	—	—	—
Curtailment gain	7	(2)	5	0.01	6	(2)	4	0.01
Pension partial withdrawal liability charge	(1)	—	(1)	(0.00)	(13)	4	(9)	(0.01)

(Charges to) income in SG&A expenses:
Transformation/Accelerate charges	(23)	7	(16)	(0.02)	(21)	7	(14)	(0.02)
Accelerated depreciation	(5)	2	(3)	(0.00)	—	—	—	—
Curtailment gain	17	(6)	11	0.02	6	(2)	4	0.01
Mexican tax indemnification charge	(26)	—	(26)	(0.04)	—	—	—	—
Pension partial withdrawal liability charge	(22)	8	(14)	(0.02)	(18)	7	(11)	(0.02)
Gain on property disposition	—	—	—	—	14	(4)	10	0.01
Balance sheet corrections	—	—	—	—	11	(4)	7	0.01

Impairment charges	(28)	9	(19)	(0.03)	(314)	25	(289)	(0.41)

Impact of significant items on income from continuing operations before income taxes	(173)	48	(125)	(0.18)	(432)	57	(375)	(0.53)

Significant tax matters affecting comparability:
UK net operating loss utilization	—	11	11	0.02	—	—	—	—
Tax audit settlement/reserve adjustments	—	198	198	0.29	—	14	14	0.02
Tax on unremitted earnings	—	(121)	(121)	(0.18)	—	—	—	—
Belgian tax proceeding	—	(44)	(44)	(0.06)	—	—	—	—
Tax valuation allowance adjustment	—	(5)	(5)	(0.01)	—	—	—	—
Tax credit adjustment	—	25	25	0.04	—	—	—	—
Deferred tax adjustment on repatriation	—	11	11	0.02	—	—	—	—
Provision expense corrections	—	—	—	—	—	(19)	(19)	(0.03)

Tax benefit on non-recurring foreign exchange gains	—	—	—	—	—	29	29	0.04
Other tax adjustments	—	12	12	0.02	—	(3)	(3)	—

Impact of significant items on income from continuing operations	(173)	135	(38)	(0.05)	(432)	78	(354)	(0.51)

Significant items impacting discontinued operations:
Professional fees/other	(35)	4	(31)	(0.04)	(4)	2	(2)	(0.00)
Curtailment gain/(loss)	(10)	2	(8)	(0.01)	5	(1)	4	0.00
Competition law charges	(28)	—	(28)	(0.04)	—	—	—	—
Transformation/Accelerate charges	(17)	3	(14)	(0.02)	(13)	3	(10)	(0.01)
Gain on the sale of discontinued operations	158	(74)	84	0.12	—	—	—	—
UK valuation allowance release on NOLs	—	40	40	0.06	—	—	—	—
Capital loss carryforward benefit	—	22	22	0.03	—	—	—	—
Tax on unremitted earnings	—	(428)	(428)	(0.62)	—	—	—	—
Deferred tax adjustment on repatriation	—	9	9	0.01	—	—	—	—

Impact of significant items on net income	$(105)	$(287)	$(392)	$(0.57)	$(444)	$82	$(362)	$(0.51)

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 19

Impact of Significant Items on Diluted Earnings per Share

Unaudited	Fourth Quarter		Fiscal Year
	2010	2009	2010	2009
As reported:
Diluted EPS continuing operations	$0.17	$(0.09)	$0.92	$0.31

Diluted EPS	$0.28	$(0.02)	$0.73	$0.52

Increase/(decrease) in EPS from:
Significant items related to continuing operations before income taxes*	(0.10)	(0.32)	(0.18)	(0.53)
Tax adjustments	0.16	0.01	0.12	0.02

Significant items related to continuing operations*	0.05	(0.30)	(0.05)	(0.51)
Significant items related to discontinued operations	0.00	0.00	(0.52)	(0.01)

Total significant items*	$0.05	$(0.30)	$(0.57)	$(0.51)

Reconciliation of Diluted EPS as reported to Adjusted EPS
Diluted EPS from continuing operations as reported	$0.17	$(0.09)	$0.92	$0.31
Less:
Significant items related to continuing operations	0.05	(0.30)	(0.05)	(0.51)
Contingent sale proceeds (2)	0.01	0.02	0.19	0.21
Impact of 53rd week	0.02	0.00	0.02	0.00

Adjusted EPS from continuing operations (1) *	$0.09	$0.19	$0.76	$0.61

Diluted EPS from discontinued operations as reported	$0.11	$0.07	$(0.19)	$0.21
Less:
Significant items related to discontinued operations	0.00	0.00	(0.52)	(0.01)
Contingent sale proceeds (2)	0.00	0.00	0.00	0.00
Impact of 53rd week	0.01	0.00	0.01	0.00

Adjusted EPS from discontinued operations (1) *	$0.10	$0.07	$0.32	$0.22

Diluted EPS as reported	$0.28	$(0.02)	$0.73	$0.52
Less:
Total significant items	0.05	(0.30)	(0.57)	(0.51)
Contingent sale proceeds (2)	0.01	0.02	0.19	0.21
Impact of 53rd week	0.03	0.00	0.03	0.00

Adjusted EPS (1) *	$0.19	$0.26	$1.08	$0.82

*	Amounts are rounded and may not add to the total

Tax Rate Reconciliation - Fiscal 2010

(In millions, except tax rate)	Quarter ended July 3, 2010
	Income before Taxes	Tax (Expense) Benefit	Net Income	Effective Tax Rate
Reported results from continuing operations	$47	$71	$118	(154.1)%
Less: Significant items	(82)	118	36	(190.2)%

Results, excluding significant items (1)	129	(47)	82	36.1%
Less: Contingent sale proceeds (2)	—	6	6	(4.6)%

Adjusted results from continuing operations (1)	$129	$(53)	$76	40.7%

	Year ended July 3, 2010
	Income before Taxes	Tax (Expense) Benefit	Net Income	Effective Tax Rate
Reported results from continuing operations	$795	$(153)	$642	19.3%
Less: Significant items	(173)	135	(38)	(10.4)%

Results, excluding significant items (1)	968	(288)	680	29.7%
Less: Contingent sale proceeds (2)	133	—	133	(4.8)%

Adjusted results from continuing operations (1)	$835	$(288)	$547	34.5%

(1)	Represents a non-GAAP financial measure. The following pages contain additional detail regarding these measures.
(2)	Contingent Sale Proceeds - The reported results include the receipt of contingent sale proceeds and the related tax benefit. Sara Lee received contingent sale proceeds in the first quarters of fiscal years 2010 and 2009. While the contingent sales proceeds are never taxed from the perspective of the corporation’s tax return, income tax expense calculated under U.S. GAAP requires the tax benefit to accrete over the course of the year, with a significant portion of the benefit recognized in the first quarter. At the end of each interim quarter, the corporation determines its annual effective tax rate based on an estimate of the tax that will be provided for the full fiscal year stated as a percent of estimated “ordinary” income. The term ordinary income refers to ordinary income from continuing operations before income taxes. It excludes significant unusual or infrequently occuring items, as defined by the guidelines for the accounting for income taxes, but includes the contingent sale proceeds. The non-taxable nature of the contingent sale proceeds is reflected in the determination of the annual effective tax rate, providing approximately 5 percentage points of tax benefit.

The estimated annual effective tax rate is applied to the total year-to-date “ordinary” income at the end of each interim quarter in order to compute the year-to-date tax applicable to ordinary income. The dollar amount of tax benefit related to contingent sale proceeds in any one quarter is equal to approximately 5 percent of total ordinary income, which is the impact on the effective annual tax rate. Although the majority of the earnings impact of the contingent sale proceeds is realized in the first quarter, the full after tax earnings and related earnings per share impact is not realized until the end of the year. The full tax benefit is not realized until the end of the year when the lower effective tax rate is applied against full year ordinary income.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 20

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

“Impact of 53rd week” is the financial impact to Sara Lee, in terms of additional sales, expense or income, resulting from fiscal 2010 having 53 weeks as compared to 52 weeks in the comparable fiscal years.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, the receipt of contingent sale proceeds, the impact of acquisitions and dispositions, the impact of the 53rd week and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and the impact of the contingent sale proceeds. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the three performance measures under Sara Lee’s annual incentive plan are net sales and operating income, which are the reported amounts as adjusted for significant items and possibly other items. Operating income, as adjusted for significant items, also may be used as a component of Sara Lee’s long-term incentive plans. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Sara Lee Reports Strong Fiscal 2010 Results; Investing For Growth — Page 21

Management also has received inquiries from investors seeking to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Tax Rate Reconciliation – Fiscal 2010,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

The following is an explanation of the non-GAAP financial measures presented in this release.

In the “Tax Rate Reconciliation – Fiscal 2010” table on page 19, the “Results, excluding significant items” equals each of “income before taxes,” “tax (expense) benefit,” “net income” and “effective tax rate,” computed in accordance with GAAP less the impact of significant items recognized in the fiscal period presented. Each item in the “Adjusted Results” row of that table equals the indicated financial measure computed in accordance with GAAP less the impact of both significant items and contingent sale proceeds recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS, as reported, for total Sara Lee, for continuing operations or for discontinued operations, as indicated, the per share impact of significant items and contingent sale proceeds, and the per share impact of the 53rd week recognized in the fiscal period presented. The line item title or the context of its use in this release and in other communications indicates whether “Adjusted EPS” refers to total Adjusted EPS for all of Sara Lee, Adjusted EPS from continuing operations or Adjusted EPS from discontinued operations.

“Adjusted net sales” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable net sales the impact of businesses acquired or divested after the start of the fiscal period and the impact of the 53rd week, and also presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating income” for continuing operations or discontinued operations, as indicated in this release, excludes from applicable operating income the impact of significant items and contingent sale proceeds, if any, the impact of the 53rd week and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2009 results at fiscal 2010 currency exchange rates.

“Adjusted operating margin” for continuing operations, a specified business segment or discontinued operations, as indicated in this release, is a non-GAAP financial measure that equals adjusted operating income for the applicable portion of the business divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for continuing operations) or adjusted operating segment income for a business segment or discontinued operations divided by adjusted net sales for that business segment or discontinued operation (in the case of computing adjusted operating margin for a specific business segment or discontinued operations).

“Adjusted operating segment income” for continuing operations, a specified business segment or discontinued operations, as indicated in this release, excludes from the operating segment income from continuing operations, of a specified business segment or from discontinued operations the impact of significant items and the impact of the 53rd week recognized by that portion of the business during the fiscal period and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2009 results at fiscal 2010 currency exchange rates.